Exhibit 99.1
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NEWS RELEASE
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Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


                  Dynatronics Announces Third Quarter Results;
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                   Prepares to Roll Out Parade of New Products
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         Salt Lake City, Utah (May 11, 2005) - Dynatronics Corporation (NASDAQ:
DYNT) today announced results for its third fiscal quarter ended March 31, 2005. Sales for the quarter were $5,048,108, compared to $5,246,044 in the same period last year. Net income for the quarter ended March 31, 2005, was $164,762 ($.02 per share), compared to $309,702 ($.03 per share) in the third quarter of the previous year.

         Sales for the nine-month period ended March 31, 2005, were $15,289,610, compared to $15,562,919 for the same period in 2004. Net income during the nine months was $559,217 ($.06 per share), compared to $725,059 ($.08 per share) achieved during the prior year period.

         "Three significant factors affected third quarter results," stated Kelvyn H. Cullimore Jr., company chairman and president. "First, we spent $80,403 more for research and development (R&D) during the quarter than we did in the same quarter last year because we're developing several new products. Second, our estimated tax rate was higher in the quarter ended March 31, 2005 than in the comparable quarter in 2004, which impacted net income by approximately $77,000. Third, overall sales were 4 percent lower than in the prior year period primarily due to decreased sales of the company's predecessor `50 Series' devices and other older product lines.

         "Excluding the higher R&D expense and the change in tax estimate from 2004, the quarter's net income was within 8 percent of last year's amount and within 6 percent cumulatively through nine months," explained Cullimore.

         Consistent with its reputation as a leading innovator in the field of physical medicine products, Dynatronics has accelerated its R&D program and expanded the breadth of products in development. As a result, the company plans to roll out a record number of products over the next six months. Of the new products scheduled for introduction, several are based on Dynatronics' new light therapy technology. Other new products include newly designed treatment tables, an innovative traction device and an iontophoresis device for non-invasive drug delivery.

         "We anticipate these important new products will significantly improve sales and profits, just as happened with the introduction of the Solaris product line two years ago. We believe these projected increases in sales and profits justify the increased R&D expenses we are incurring," Cullimore added.

         Dynatronics plans to introduce the parade of new medical equipment at its national dealer meeting, June 24-25. Shipments of the first completed products are scheduled for July.

         "The monumental R&D effort we have undertaken is creating a strong foundation to support the company's projected future growth," said Larry K. Beardall, Dynatronics' executive vice president of marketing and sales. "Our innovative new light therapy products, for example, should change the entire paradigm of how light therapy is delivered to patients."

         Dynatronics has scheduled a conference call for investors today at 1 p.m. EDT (11 a.m. MDT). Those wishing to participate should call 800-861-4084 and use passcode 9921511#.

         A summary of the financial results for the three and nine months ended March 31, 2005, follows:

                         Summary Selected Financial Data
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

                                              Three Months Ended                     Nine Months Ended
                                                      March 31,                           March 31,
                                                2005              2004              2005               2004
                                                ----              ----              ----               ----
Net sales                                   $  5,048,108      $ 5,246,044       $ 15,289,610      $ 15,562,919

Gross profit                                   2,016,934        2,139,754          6,207,432         6,151,889

Income before income taxes                       267,905          380,622            909,296         1,054,433

Income tax expense                               103,143           70,920            350,079           329,374
                                            ------------      -----------       ------------      ------------

Net income                                  $    164,762      $   309,702       $    559,217      $    725,059
                                            ============      ===========       ============      ============

Net income per share (diluted)              $        .02      $       .03       $        .06      $        .08
                                            ============      ===========       ============      ============



         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, FDA clearance of new products, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2004, and its subsequent quarterly reports on Form 10-QSB.

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